Exhibit 10.18.2
RETAILMENOT, INC.
2013 EQUITY INCENTIVE PLAN
GLOBAL PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Grant Notice and this Award Agreement, the Company has granted you the Target Award of PSUs over the number of shares of Stock specified in the Grant Notice. Capitalized terms not defined in this Award Agreement but defined in the RetailMeNot, Inc. 2013 Equity Incentive Plan (as may be amended or restated from time to time, collectively, the "Plan") shall have the same definitions as in the Plan.
1.VESTING. Except as otherwise provided in the Plan or this Award Agreement, the PSUs will vest as set forth in the Vesting Schedule in the Grant Notice and in accordance with the terms of Exhibit A.
With respect to the performance-based vesting conditions set forth in the Grant Notice, as soon as reasonably practicable after the completion of the Performance Period, the Committee shall determine the attainment level of the Performance Goal (each as set forth in Exhibit A). On the basis of the determination regarding the level of attainment of the Performance Goal, the number of shares of Stock subject to the PSU Award that are eligible to vest shall be calculated in accordance with Exhibit A. The minimum number, if any, and maximum number of PSUs that may vest pursuant to this PSU Award are set forth in Exhibit A. Any PSUs that do not vest will be forfeited.
2.    TERMINATION. Subject to Section 3(c) below, in the event of termination of your Service for any reason (whether voluntarily or involuntarily and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any):
2.1     all unvested PSUs shall be immediately forfeited without consideration, except as otherwise may be provided in the Addendum; and
2.2     unless otherwise determined by the Company, your right to vest in the PSUs under the Plan, if any, will terminate effective as of the date that you cease active Service and will not be extended by any notice period (e.g., your period of Service will not include any contractual notice period or any period of "garden leave" or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Company shall have the exclusive discretion to determine when you are no longer actively providing Service for purposes of your PSU Award (including whether you may still be considered to be providing Service while on a leave of absence).

3.    CHANGE IN CONTROL.
(a)In the event of a Change in Control prior to the end of the Performance Period, the number of shares of Stock subject to the Target Award will become Eligible PSUs (as defined in Exhibit A), and (i) such Eligible PSUs will continue to vest, subject to your remaining employed through the applicable vesting dates set forth in Exhibit A, and (ii) should your employment agreement provide for acceleration of the vesting of your equity grants upon the occurrence of a Change in Control, the aforementioned Eligible PSUs will accelerate and vest on the date of the Change in Control as set forth in your employment agreement..

(b)In the event of a Change in Control after the end of the Performance Period but prior to the vesting of all or a portion of the Eligible PSUs, (i) such Eligible PSUs will continue to vest, subject to your remaining employed through the applicable vesting dates set forth in Exhibit A, and (ii) should your employment agreement provide for acceleration of the vesting of your equity grants upon the occurrence of a Change in Control, the aforementioned Eligible PSUs will accelerate and vest on the date of the Change in Control as set forth in your employment agreement.

(c)Notwithstanding Section 3(a) and (b) above, should your employment agreement provide for acceleration of the vesting of your equity grants in the event that your employment is terminated within 60 (sixty) days prior to or 12 (twelve) months after the effective date of a Change in Control (as defined in the Plan if not defined in your employment agreement) and such termination is (i) by the Company, a Participating Company or an Acquiror other than for Cause or (ii) due to your resignation for Good Reason (as defined in your employment agreement), the aforementioned Eligible PSUs will accelerate and fully vest on the later of your termination date or the date of the Change in Control.

4.    PAYMENT OF YOUR PSUS. The PSUs will be paid to you on or as soon as administratively practicable following the applicable vesting date and in no event later than the expiry of the Short Term Deferral Period (as defined in the Plan), subject to your continued Service prior to the vesting date (except as otherwise may be provided in the Addendum). Your vested PSUs shall be paid in whole shares of Stock.
5.    TAX WITHHOLDING. You acknowledge that, regardless of any action taken by the Company or, if different, the Participating Company that employs you (the "Employer"), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer in their discretion to be an appropriate charge to you even if legally applicable to the Company or the Employer ("Tax-Related Items"), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSU Award, including, but not limited to, the grant, vesting or settlement of the PSU Award, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividends or Dividend Equivalent Rights; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSU Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.
In this regard, you authorize the Company or its agent to satisfy the obligations with regard to all Tax-Related Items by withholding in shares of Stock to be issued upon settlement of the PSU Award. In the event that such withholding in shares of Stock is problematic under applicable tax or securities law or has materially adverse accounting consequences, by your acceptance of the PSU Award, you authorize and direct the Company and any brokerage firm determined acceptable to the Company to sell on your behalf a whole number of shares from those shares of Stock issued to you, as the Company determines to be appropriate, to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the vested PSU Award, notwithstanding that a number of the shares of Stock is held back solely for the purpose of paying the Tax-Related Items.
Finally, you agree to pay to the Company or the Employer, including through withholding from your wages or other cash compensation paid to you by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of the shares if you fail to comply with your obligations in connection with the Tax-Related Items.
6.    SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, no shares of Stock will be issued to you upon vesting or payment of this PSU Award unless the Stock is then registered under the Securities Act or, if such Stock is not then so registered, the Company has determined that such issuance (upon vesting or payment) would be exempt from the registration requirements of the Securities Act. By accepting this PSU Award, you agree not to sell any of the shares of Stock received under this PSU Award at a time when applicable laws or Company policies including, without limitation, the Insider Trading Policy (which is referred to as the Trading Compliance Policy in the Plan), prohibit a sale.
7.    TRANSFERABILITY. Prior to the issuance of shares of Stock in payment of all PSUs, your PSUs shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by your creditors or by your beneficiary, except, to the extent applicable, (a) transfer by will or by the laws of descent and distribution or (b) transfer by written designation of a beneficiary, in a form acceptable to the Company, with such designation taking effect upon your death; provided however, that, if you are employed outside the United States, you are not permitted to designate a beneficiary under this Award Agreement. All rights with respect to your PSUs shall be exercisable during your lifetime only by you or your guardian or legal representative. Prior to actual payment of any PSUs, such PSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
8.    PSU AWARD NOT A SERVICE CONTRACT.
8.1    This PSU Award is not an employment or service contract and nothing in this Award Agreement, the Grant Notice or the Plan shall be deemed to create in any way whatsoever any obligation on your part to continue in the Service of a Participating Company, or of a Participating Company to continue your Service with the Participating Company. In addition, nothing in this PSU Award shall obligate the Company, its stockholders, Board, Officers or Employees to continue any relationship which you might have as an Employee or otherwise, nor interfere with the ability of a Participating Company to terminate your employment or service relationship (if any).
8.2    The Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its business units, Subsidiary Corporations, or Affiliates at any time or from time to time, as it deems appropriate (a "Reorganization"). Such a Reorganization could result in the termination of your Service, or the termination of Subsidiary Corporation or Affiliate status of the Employer and the loss of benefits available to you under this Award Agreement, including but not limited to, the termination of the right to continue vesting in the PSUs. This Award Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an Employee for the term of this Award Agreement, for any period, or at all, and shall not interfere in any way with the Company's right to conduct a Reorganization.
9.    RESTRICTIVE LEGEND. Stock issued pursuant to the vesting and/or payment of your PSUs may be subject to such restrictions upon the sale, pledge or other transfer of the Stock as the Company and the Company's counsel deem necessary under applicable law or pursuant to this Award Agreement.
10.    REPRESENTATIONS, WARRANTIES, COVENANTS, AND ACKNOWLEDGMENTS. You hereby agree that in the event the Company and the Company's counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the shares of Stock issued pursuant to your PSUs may be conditioned upon you making certain representations, warranties, and acknowledgments relating to compliance with applicable securities laws.
11.    VOTING AND OTHER RIGHTS. You shall not have any voting rights or any other rights and privileges of a shareholder of the Company unless and until shares of Stock are issued upon payment of your PSUs.

12.    CODE SECTION 409A. For U.S. taxpayers, it is the intent that the payment of PSUs as set forth in this Award Agreement shall qualify for exemption from or comply with the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so qualify or comply. Notwithstanding the foregoing, if it is determined that the PSUs fail to satisfy the requirements of the Short-Term Deferral Period exemption and are otherwise deferred compensation subject to Section 409A of the Code, and if you are a "specified employee" (as defined under Section 409A(a)(2)(B)(i) of the Code) as of the date of your "separation from service" (as defined under Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares of Stock that would otherwise be made upon the date of your separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of your separation from service, but only if such delay in the issuance of the shares is necessary to avoid the imposition of additional taxation on you in respect of the shares under Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Award Agreement as may be necessary to ensure that all payments provided for under this Award Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the grant, vesting, or payment of PSUs provided for under this Award Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the grant, vesting or payment of PSUs provided for under this Award Agreement. The Company will have no liability to you or any other party if the PSU Award, the delivery of shares of Stock upon payment of the PSU Award or other payment hereunder that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Company with respect thereto.
13.    NOTICES. Any notices provided for in this Award Agreement, the Grant Notice or the Plan shall be given in writing (including electronically) and shall be deemed effectively given upon receipt or, in the case of notices delivered via post by the Company to you, five (5) days after deposit in the mail, postage prepaid, addressed to you at the last address you provided to the Company.
14.    DATA PRIVACY. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement, the Grant Notice and any other PSU Award grant materials by and among, as necessary and applicable, the Participating Companies, for the exclusive purpose of implementing, administering and managing your participation in the Plan. If there is a conflict between this Section 14 and the Company's existing policies and/or data protection charters, the terms of this Section 14 will prevail with respect to issues related to the PSUs and the Plan.
You understand that the Company and/or the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, and any shares of stock or directorships held in the Company, and details of your PSUs or any other entitlement to shares of Stock, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (collectively, "Data").
You understand that Data will be transferred to Fidelity Stock Plan Services or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than your country. If you are employed outside the United States, you understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the Company, Fidelity Stock Plan Services and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. If you are employed outside the United States, you understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Service status and career will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you PSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

15.    NATURE OF GRANT. In accepting this PSU Award, you acknowledge, understand and agree that:
15.1    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, (subject to any limitations set forth in the Plan);
15.2    the award of PSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of PSUs, or benefits in lieu of PSUs, even if PSUs or other Awards have been awarded in the past;
15.3    all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;
15.4    the PSU Award and the benefits evidenced by this Award Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the PSU Award or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company's Stock;
15.5    your participation in the Plan is voluntary;
15.6    the PSU Award and the shares of Stock subject to the PSU Award are not intended to replace any pension rights or compensation;
15.7    the PSU Award and the shares of Stock subject to the PSU Award, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
15.8    the future value of the underlying shares of Stock is unknown, indeterminable, and cannot be predicted with certainty;
15.9    no claim or entitlement to compensation or damages shall arise from forfeiture of your PSUs resulting from termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of your PSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, the Employer, or any Participating Company, waive your ability, if any, to bring any such claim, and release the Company, the Employer, or any Participating Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
15.10    if you are employed or providing services outside the United States, (a) notwithstanding subsection 15.7 hereof, the PSU Award and the shares of Stock subject to the PSU Award, and the income and value of same, are not part of normal or expected compensation or salary for any purpose; and (b) neither the Company, the Employer nor any Participating Company is liable for any foreign exchange fluctuation between your local currency and the United States Dollar that may affect the value of this PSU Award or of any amounts due to you pursuant to the vesting and payment of the PSU Award or the subsequent sale of any shares of Stock acquired upon payment.
16.    NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
17.    IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, on your PSUs, and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18.    GOVERNING PLAN DOCUMENT. This PSU Award is subject to this Award Agreement, the Grant Notice and all the provisions of the Plan, the provisions of which are hereby made a part of this Award Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Award Agreement, the Grant Notice and those of the Plan, the provisions of the Plan shall control.
19.    GOVERNING LAW AND VENUE. This PSU Award and the provisions of this Award Agreement are governed by, and subject to, the laws of the State of Texas, without regard to the conflict of law provisions. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Travis County, Texas, or the federal courts for the United States for the Western District of Texas, and no other courts, where this grant is made and/or to be performed.
20.    LANGUAGE. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
21.    SEVERABILITY. If any provision of this Award Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Award Agreement shall be deemed valid and enforceable to the full extent possible.
22.    ELECTRONIC DELIVERY AND ACCEPTANCE. Notwithstanding Section 13, the Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
23.    ADDENDUM. Notwithstanding any provisions in this Award Agreement, the PSU Award shall be subject to any applicable terms and conditions set forth in the Addendum to this Award Agreement for your country. Moreover, if you relocate to one of the countries included in the Addendum, the terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Addendum constitutes part of this Award Agreement.
24.    RECOUPMENT. The PSU Award (and any compensation paid or Stock issued under the PSU Award) is subject to recoupment in accordance with the Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a "resignation for good reason," or for a "constructive termination" or any similar term under any plan of or agreement with the Company.
25.    WAIVER. The waiver by the Company with respect to your (or any other Participant's) compliance of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by such party of a provision of this Award Agreement.

EXHIBIT A
FOR GRANTEES OTHER THAN THE CEO
PERFORMANCE AND SERVICE-BASED VESTING CONDITIONS

1.
PERFORMANCE CONDITIONS. The PSU Award shall vest based on the extent to which (a) the Performance Goal is attained in the Performance Period in accordance with the table and the definitions set forth below, and (b) you are in active Service from the Date of Grant through the vesting dates set forth in Section 2 of this Exhibit A, except as otherwise may be set forth in the Award Agreement.

Performance Goal	Performance Period	Performance Goal Attainment Level	Performance Goal Attainment Factor
In-Store Sales & Ads Net Revenue	1/1/2016 – 12/31/2016	Minimum Payout	70%
		Guidance, as prepared for the February 2016 earnings call	100%
		Annual Operating Plan	150%

2.	SERVICE CONDITIONS. The Eligible PSUs shall vest based on the following vesting schedule to the extent you remain in active Service through the applicable vesting dates:

Vesting Date	Eligible PSUs Vesting
2/15/2017	25%
2/15/2018	37.5%
2/15/2019	37.5%

3.	CERTAIN DEFINITIONS. Whenever used herein, including in the table above, the following terms shall have the meanings set forth below:

a.
"ELIGIBLE PSUS" means a number of PSUs equal to the product of (a) the Target Award multiplied by (b) the Performance Goal Attainment Factor, rounded down to the nearest whole PSU, and which represent the number of shares of Stock subject to the PSU Award that become eligible to vest based on your continued Service through the applicable vesting dates set forth in Section 2 of this Exhibit A. Where attainment of the Performance Goal is at a level that is between the Performance Goal Attainment Levels specified in the table above, the Eligible PSUs will be determined based on a straight-line interpolation of the Performance Goal Attainment Factor between the two Performance Goal Attainment Levels, rounded to the nearest 0.1%. As set forth in the table above, a minimum of 70% of the Target Award will become Eligible PSUs.

b.	"PERFORMANCE GOAL" means In-Store Sales and Ads Net Revenue, as set forth in the table above.

c.
"PERFORMANCE GOAL ATTAINMENT FACTOR" means the percentage set forth in the table above representing the multiplier that is applied to the Target Award to determine the number of PSUs that become Eligible PSUs based on the corresponding Performance Goal Attainment Level.

d.	"PERFORMANCE GOAL ATTAINMENT LEVEL" means the amount set forth in the table above representing the attainment level of the Performance Goal.

e.
"PERFORMANCE PERIOD" means the fiscal period set forth in the table above, at the end of which attainment of the Performance Goal will be assessed in order to determine to what extent the PSUs subject to the Performance Period will become Eligible PSUs.

f.
"TARGET AWARD" means the number of shares of Stock subject to the PSU Award, as identified in the Grant Notice, in which you shall be eligible to vest based on achievement of the Performance Goal at a Performance Goal Attainment Level which corresponds to a Performance Goal Attainment Factor of 100%.

EXHIBIT A
FOR THE CEO
PERFORMANCE AND SERVICE-BASED VESTING CONDITIONS

1.
PERFORMANCE CONDITIONS. The PSU Award shall vest based on the extent to which (a) the Performance Goal is attained in the Performance Period in accordance with the table and the definitions set forth below, and (b) you are in active Service from the Date of Grant through the vesting dates set forth in Section 2 of this Exhibit A, except as otherwise may be set forth in the Award Agreement.

Performance Goal	Performance Period	Performance Goal Attainment Level	Performance Goal Attainment Factor
In-Store Sales & Ads Net Revenue	1/1/2016 – 12/31/2016	Minimum Payout	25%
		Guidance, as prepared for the February 2016 earnings call	100%
		Annual Operating Plan	150%
		Maximum Payout	250%

2.	SERVICE CONDITIONS. The Eligible PSUs shall vest based on the following vesting schedule to the extent you remain in active Service through the applicable vesting dates:

Vesting Date	Eligible PSUs Vesting
2/15/2017	25%
2/15/2018	37.5%
2/15/2019	37.5%

3.	CERTAIN DEFINITIONS. Whenever used herein, including in the table above, the following terms shall have the meanings set forth below:

a.
"ELIGIBLE PSUS" means a number of PSUs equal to the product of (a) the Target Award multiplied by (b) the Performance Goal Attainment Factor, rounded down to the nearest whole PSU, and which represent the number of shares of Stock subject to the PSU Award that become eligible to vest based on your continued Service through the applicable vesting dates set forth in Section 2 of this Exhibit A. Where attainment of the Performance Goal is at a level that is between the Performance Goal Attainment Levels specified in the table above, the Eligible PSUs will be determined based on a straight-line interpolation of the Performance Goal Attainment Factor between the two Performance Goal Attainment Levels, rounded to the nearest 0.1%. As set forth in the table above, a minimum of 25% of the Target Award will become Eligible PSUs.

b.	"PERFORMANCE GOAL" means In-Store Sales and Ads Net Revenue, as set forth in the table above.

c.
"PERFORMANCE GOAL ATTAINMENT FACTOR" means the percentage set forth in the table above representing the multiplier that is applied to the Target Award to determine the number of PSUs that become Eligible PSUs based on the corresponding Performance Goal Attainment Level.

d.	"PERFORMANCE GOAL ATTAINMENT LEVEL" means the amount set forth in the table above representing the attainment level of the Performance Goal.

e.
"PERFORMANCE PERIOD" means the fiscal period set forth in the table above, at the end of which attainment of the Performance Goal will be assessed in order to determine to what extent the PSUs subject to the Performance Period will become Eligible PSUs.

f.
"TARGET AWARD" means the number of shares of Stock subject to the PSU Award, as identified in the Grant Notice, in which you shall be eligible to vest based on achievement of the Performance Goal at a Performance Goal Attainment Level which corresponds to a Performance Goal Attainment Factor of 100%.

RETAILMENOT, INC.
2013 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT
COUNTRY ADDENDUM

The additional terms and conditions set forth below are specifically incorporated into the Global Restricted Stock Unit Award Agreement (together, the Award Agreement and this Addendum are referred to herein as the "Award Agreement"). These terms and conditions govern the RSUs granted to you under the Plan if you are working in one of the countries listed below. If you are a citizen or a resident of a country other than the one in which you are currently working or move to another country after the date of grant, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you. Due to the complexities of legal, regulatory and tax issues, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your individual situation, or if you have any questions regarding the terms and conditions contained herein. Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan, the Grant Notice and/or the Award Agreement.

ALL NON-U.S. JURISDICTIONS
Definition of Disability
If you are on the payroll of a Participating Company outside of the United States, for purposes of this Award Agreement the following provision shall replace the definition of "Disability" set forth in the Plan:

"Disability" shall mean your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The Company shall have sole discretion to decide whether you have presented sufficient proof that you have a Disability as defined by this Award Agreement.

ARGENTINA

Securities Law Legend
By accepting the RSU Award, you acknowledge that you understand that the RSUs and the shares of Stock to be issued pursuant to the RSUs are offered as a private transaction. This offering is not subject to supervision by any Argentine governmental authority.
Exchange Control Acknowledgment
You acknowledge that it is your responsibility to comply with any and all Argentine currency exchange restrictions, approvals and reporting requirements in connection with the RSU Award including, without limitation, your receipt of proceeds from the sale of Stock and remittance of such proceeds into Argentina.
AUSTRALIA

Securities Law Acknowledgment
If you acquire Stock pursuant to the RSUs and you offer the shares of Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You acknowledge that you should obtain legal advice on disclosure obligations prior to making any such offer.

BRAZIL

Compliance and Nature of Award Acknowledgment
By accepting the RSU Award, you agree to comply with all applicable Brazilian laws and pay any and all applicable taxes associated with the vesting of the RSUs and the sale of Stock obtained as a result of the vesting of the RSUs. You further agree that, for all legal purposes, (a) the benefits provided to you under the Plan are the result of commercial transactions unrelated to your employment; (b) the Plan is not a part of the terms and conditions of your employment; and (c) the income from the RSUs, if any, is not part of your remuneration from employment.

CANADA

Termination of Service
The following provision replaces subsection 2.2 of the Award Agreement:

Your right to vest in the RSUs under the Plan, if any, will terminate effective as of: (a) the date that you cease active Service, or, at the discretion of the Company, (b) the date upon which you receive written notice of termination from the Employer, if earlier than (a), in each case regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when you are no longer actively providing Service for purposes of your RSU Award (including whether you may still be considered to be providing Service while on a leave of absence).

Securities Law Legend
You are permitted to sell shares of Stock acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of Stock acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed.

The following provisions apply if you are a resident of Quebec:

Consent to Receive Information in English
The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressément souhaité que la convention («Award Agreement»), ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy Consent
The following provision supplements Section 13 of the Award Agreement:

You hereby authorize the Company and the Company's representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. You further authorize the Company and the Participating Companies to disclose and discuss such information with their advisors. You also authorize the Company and the Participating Companies to record such information and to keep such information in your employment file.

CHILE

Securities Law Legend
Neither the Company, the RSUs nor the shares of Stock issued upon vesting of the RSUs are registered with the Chilean Registry of Securities or under the control of the Chilean Superintendence of Securities.

CHINA

The following provisions govern your participation in the Plan if you are a national of the People's Republic of China ("PRC") and resident in mainland China. Notwithstanding the foregoing, the Company reserves the right to apply any or all of the foregoing provisions to individuals who are not PRC nationals to the extent it determines such is necessary or advisable:

Vesting
The following supplements Section 1 of the Award Agreement:

Notwithstanding anything to the contrary in the Award Agreement or Grant Notice, the RSUs shall not vest unless and until the Company or one of the other Participating Companies receives all necessary approvals from the PRC State Administration of Foreign Exchange ("SAFE") or its local counterpart under applicable exchange control rules for RSUs granted under the Plan. If the vesting date occurs prior to the date that any necessary SAFE approval is received, your RSUs shall immediately vest upon receipt of such SAFE approval, as long as you are still providing Service at such time.

If your Service terminates prior to the receipt of SAFE approval, your unvested RSUs will be forfeited.

Mandatory Sale Restriction
Notwithstanding anything to the contrary in the Award Agreement, due to exchange control laws in the PRC, you understand and agree that the Company reserves the right to require the automatic and immediate sale of any shares of Stock that may be issued to you upon vesting of the RSUs.

If the Company, in its discretion, does not exercise its right to require the automatic and immediate sale of Stock issuable upon vesting of the RSUs, as described above, you understand and agree that any shares of Stock acquired by you under the Plan must be sold no later than six (6) months after your Service is terminated, or within any other such time frame as may be permitted by the Company or required by SAFE. You understand that any shares of Stock acquired by you under the Plan that have not been sold within six (6) months of your termination of Service will be automatically sold by the Company's designated broker pursuant to this authorization from you.

You agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares of Stock (on your behalf pursuant to this authorization), and you expressly authorize such broker to complete the sale of such shares of Stock. You also agree to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company's designated broker) to effectuate the sale of the shares of Stock (including, without limitation, as to the transfers of the proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters, provided that you will not be permitted to exercise any influence over how, when or whether the sale occurs. You acknowledge that the designated broker is under no obligation to arrange for the sale of Stock at any particular price. Upon the sale of Stock, the Company agrees to deliver or cause to be delivered the cash proceeds from the sale (less any applicable Tax-Related Items, brokerage fees or commissions) to you in accordance with applicable exchange control laws and regulations including, but not limited to, the restrictions set forth in this Addendum for China below under 'Exchange Control Restrictions.'

Exchange Control Restrictions
By accepting the RSU Award, you acknowledge that you understand and agree that, due to exchange control laws in China, you are not permitted to transfer any shares of Stock acquired under the Plan (and not immediately sold) out of your account established with the Company's designated broker, and that you will be required to repatriate all proceeds due to you from your participation in the Plan, including proceeds from the sale of such Stock or any cash dividends paid by the Company on shares of Stock (together, the "cash proceeds") to China.

You further understand that, under local law, such repatriation of the cash proceeds will need to be effected through a special exchange control account established by a Participating Company in China, and you hereby consent and agree that the cash proceeds may be transferred to such special account prior to being delivered to you. The cash proceeds may be paid to you in U.S. dollars or local currency at the Company's discretion. If the cash proceeds are paid in U.S. dollars, you understand that you may be required to set up a U.S. dollar bank account in China so that the cash proceeds may be deposited into this account. If the cash proceeds are converted to local currency, you acknowledge that the Company is under no obligation to secure any currency conversion rate, and that it may face delays in converting the proceeds to local currency due to exchange control restrictions in China. You understand and agree that the Company is not responsible for the amount of any loss you may incur due to foreign exchange rate changes and that the Company assumes no liability for any fluctuations in any applicable exchange rate; you bear the risk of any currency conversion rate fluctuation between the date that any cash proceeds are realized by you and the date of conversion of the cash proceeds to local currency.

You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Finally, you acknowledge and agree that the Company's offer of participation in the Plan to you is contingent upon your agreement to abide by the restrictions set forth herein and that any violation of these restrictions will constitute a material breach of the terms of this Award Agreement, which will affect your ability to participate in the Plan.

FRANCE

Consent to Receive Information in English
By accepting the RSUs, you confirm having read and understood the Plan and the Award Agreement, which were provided in the English language. You accept the terms of those documents accordingly.

En acceptant cette attribution gratuite d'actions, vous confirmez avoir lu et comprenez le Plan et ce Contrat, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

GERMANY

There are no country-specific terms or conditions.

INDIA

Exchange Control Restrictions
By accepting the RSU Award, you acknowledge that you understand and agree that any proceeds you may receive from the sale of Stock or from any dividends paid on such shares of Stock must be repatriated to India within a reasonable time following the sale (i.e., within ninety (90) days). You must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.

ITALY

Data Privacy Notice
The following provision replaces Section 13 of the Award Agreement in its entirety:

You understand that the Employer, the Company and any Participating Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Options, RSUs, or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, managing and administering the Plan (collectively, "Data") and in compliance with applicable laws and regulations.

You also understand that providing the Company with Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is RetailMeNot, Inc., with registered offices at 301 Congress Avenue, Suite 700, Austin, Texas 78701, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its representative is your Employer in Italy.

You understand that your Data will not be publicized, but it may be transferred to Fidelity Stock Plan Services, banks, and other financial institutions or brokers involved in the management and administration of the Plan. You further understand that the Company, the Employer or a Participating Company will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and that the Company, your Employer or a Participating Company may further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to Fidelity Stock Plan Services or another third party with whom you may elect to deposit any shares of Stock acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that these recipients may be located in the European Economic Area, or elsewhere, such as the United States. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete your Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of your Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, ask for rectification of your Data and stop, for legitimate reason, the Data processing. Further, you are aware that your Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting your human resources department.

Plan Document Acknowledgment
By accepting the RSU Award, you acknowledge that you have received a copy of the Plan, the Grant Notice and the Award Agreement and have reviewed these documents, including this Addendum, in their entirety and fully understand and accept all provisions of the Plan, the Grant Notice and the Award Agreement, including this Addendum.

You further acknowledge that you have read and specifically and expressly approve the following clauses in the Award Agreement: Section 1: Vesting; Section 4: Tax Withholding; Section 7: RSUs Not a Service Contract; Section 14: Nature of Grant; Section 16: Imposition of Other Requirements; Section 18: Governing Law and Venue; Section 19: Language, and the above provision of this Addendum.

NETHERLANDS

There are no country-specific terms or conditions.

SPAIN

Nature of Grant
This provision supplements Section 2 and Section 14 of the Award Agreement:

By accepting the RSUs, you consent to participate in the Plan and acknowledge that you have received a copy of the Plan.

You understand that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant RSUs under the Plan to individuals who may be Employees of the Company or Participating Companies throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or a Participating Company, other than to the extent set forth in the Award Agreement. Consequently, you understand that the RSUs are offered on the assumption and condition that the RSUs and any shares of Stock acquired as a result of the vesting of such RSUs under the Plan are not part of any employment contract with the Company, the Employer, or any Participating Company and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever.

Further, you understand and agree that the RSUs will be cancelled without entitlement to shares of Stock or to any amount as indemnification if you terminate employment by reason of, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers' Statute, relocation under Article 40 of the Workers' Statute, Article 50 of the Workers' Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

You understand that this offer would not be made but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the RSUs shall be void.

Securities Law Legend
No "offer to the public," as defined under Spanish Law, has taken place or will take place in the Spanish territory. Neither the Plan nor the Award Agreement has been registered with the Comisión Nacronal del Mercado de Valores and such documents do not constitute a public offering prospectus.

UNITED KINGDOM

Tax Obligations
The following supplements Section 4 of the Award Agreement:

If payment or withholding of the income tax due is not made within ninety (90) days of the event giving rise to the Tax-Related Items (the "Due Date") or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected income tax shall constitute a loan owed by you to the Company and/or your Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current HM Revenue and Customs ("HMRC") Official Rate, it will be immediately due and repayable, and the Company and/or your Employer may recover it at any time thereafter by the means referred to in Section 4 of the Award Agreement. You also authorize the Company to withhold the transfer of any shares of Stock unless and until the loan is repaid in full.

Notwithstanding the foregoing, if you are a director or executive officer (within the meaning of Section 13(k) of the Exchange Act) of the Company, the terms of this Section will not apply to you. In the event that Tax-Related Items are not collected from or paid by a director or executive officer of the Company by the Due Date, the amount of any uncollected income tax may constitute a benefit to such director or executive officer on which additional income tax and National Insurance Contributions may be payable. You acknowledge that you will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for reimbursing the Company and/or Employer the value of any employee National Insurance Contributions due on this additional benefit.

Joint Election for Transfer of Secondary Class 1 National Insurance Contributions
As a condition of vesting of the RSUs, you agree to accept any liability for secondary Class 1 National Insurance contributions (the "Employer's NICs") which may be payable by the Company and/or the Employer in connection with the RSUs and any event giving rise to Tax-Related Items. Without limitation to the above, you agree to execute a joint election with the Company and/or the Employer (the "Joint Election"), the form of such Joint Election being formally approved by the HMRC, and any other consent or elections required to accomplish the transfer of the Employer's NICs to you. You further agree to execute such other joint elections as may be required between yourself and any successor to the Company and/or the Employer. You further agree that the Company and/or the Employer may collect the Employer's NICs by the means set forth in Section 4 of the

Award Agreement. You agree to enter into a Joint Election prior to the vesting of the RSUs. Failure to do so may result in forfeiture of the RSUs.

UNITED STATES

Termination of Service
The following provision supplements subsection 2.1 of the Award Agreement if you are on the payroll of a Participating Company within the United States:

If your Service terminates by reason of your death, and your death occurs on or after the first anniversary of your hire date with the Company, the vesting of the number of PSUs subject to the Target Award shall be accelerated, effective as of the date of death. The shares of Stock due in payment of the PSUs shall be issued to (a) your personal representative or the person to whom the PSUs are transferred by will or the applicable laws of descent and distribution or (b) your beneficiary designated in accordance with Section 7 of the Award Agreement and any procedures established by the Company.